EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Number 333-114958) of Harsco Corporation of our report dated June 28, 2011 relating to the financial statements and supplemental schedule of the Harsco Retirement Savings and Investment Plan, which appears in this Form 11-K.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 29, 2011